Exhibit 99

 Marine Products Corporation Reports Third Quarter 2017 Financial Results

ATLANTA, October 25, 2017 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2017. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral’s sterndrive models include H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks and Signature Cruisers. In addition, Chaparral manufactures SunCoast Sportdeck outboards, Vortex Jet Boats and the Surf Series of Chaparral SSi and SSX Sportboats and Sunesta Sportdecks. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended September 30, 2017, Marine Products generated net sales of $59,201,000, a 6.9 percent increase, compared to $55,361,000 in the same period of the prior year. The increase in net sales was due to a 5.7 percent increase in the average selling price per boat as well as an increase in parts and accessories sales. Consolidated unit sales were unchanged for the quarter compared to the prior year. During the quarter we generated higher unit sales in our Robalo sport fishing boats and several of our larger Chaparral models, offset by continued weakness in industry-wide sterndrive sales. Average selling prices increased during the quarter due to a model mix which included larger boats.

Gross profit for the quarter was $13,461,000, a 14.4 percent increase compared to gross profit of $11,768,000 in the same period of the prior year. Gross profit for the third quarter increased compared to the prior year due to higher net sales and improved profitability. Gross margin was 22.7 percent in the third quarter of 2017, compared to 21.3 percent in 2016. Gross margin improved during the third quarter of 2017 as compared to the prior year due to the increase in average selling prices and improved manufacturing efficiencies.

Operating profit for the quarter was $6,669,000, an increase of 22.1 percent, compared to $5,461,000 in the third quarter of last year. Selling, general and administrative expenses were $6,792,000 in the third quarter of 2017, an increase of 7.7 percent compared to the third quarter of 2016. Selling, general and administrative expenses increased compared to the prior year due primarily to higher incentive compensation consistent with improved results. Selling, general and administrative expenses were 11.5 percent of net sales during the third quarter of 2017, comparable to the same period of the prior year.

Net income for the quarter ended September 30, 2017 was $4,564,000, an increase of $280,000 or 6.5 percent, compared to net income of $4,284,000 for the third quarter of 2016. The effective income tax rate for the third quarter of 2017 was 32.4 percent, compared to 23.3 percent in the third quarter of 2016. The lower effective tax rate in the third quarter of 2016 was due to tax planning that generated tax benefits. Diluted earnings per share were $0.13 in the third quarter of 2017, an increase of $0.02 per share compared to the third quarter of the prior year. Diluted earnings per share increased due to higher net income as well as a lower share count resulting from the Company’s open market share repurchases and partial tender offer conducted during the past year.

Net sales for the nine months ended September 30, 2017 were $201,725,000, an increase of 9.6 percent compared to the first nine months of 2016. Net income for the nine-month period increased by 22.4 percent to $15,944,000 or $0.46 diluted earnings per share, compared to net income of $13,023,000, or $0.34 diluted earnings per share in the prior year.

Third Quarter 2017 Earnings Press Release

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “Our third quarter 2017 financial results were driven by continued improvement in sales of our Robalo outboard sport fishing boats and selected Chaparral models such as our popular new Chaparral Surf Series, offset by continued weakness in the sterndrive recreational boat market. Average selling prices improved due to a favorable model mix which featured larger models. Industry-wide retail sales continued to be strong during the quarter, although the long-term weakness in U.S. domestic sterndrive sales and the international markets have continued thus far during the second half of 2017. Also, we noted that our sales for the third quarter were negatively impacted by approximately three percent due to manufacturing plant closures and delayed deliveries resulting from Hurricane Irma, which impacted our manufacturing operations late in the third quarter. Delayed shipments due to the hurricane occurred early in the fourth quarter of 2017.

We are pleased to report continued market share gains in both our sterndrive and outboard sport fishing boat product lines. For the 12-month period ending in June 2017, Chaparral’s market share increased to 16.0 percent of the sterndrive market in its size category, and Robalo’s market share increased to 5.2 percent of its market, and was the fourth largest brand in this category. At the end of the third quarter of 2017, our dealer inventory levels were lower than at the end of the second quarter as our dealers sold large numbers of boats to their retail customers through the end of the 2017 retail selling season while continuing to accept our shipments,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, October 25, 2017 at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (800) 239-9838 or (323) 794-2551 for international callers and using the conference ID #4477324. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief that we are prepared to capitalize on opportunities to increase our market share and generate superior financial performance to build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, continued weakness in the sterndrive recreational boat market, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2016.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Third Quarter 2017 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter			Nine Months
	2017	2016	% BETTER (WORSE)	2017	2016	% BETTER (WORSE)
Net Sales	$59,201	$55,361	6.9%	$201,725	$184,092	9.6%
Cost of Goods Sold	45,740	43,593	(4.9)	157,071	145,828	(7.7)
Gross Profit	13,461	11,768	14.4	44,654	38,264	16.7
Selling, General and Administrative Expenses	6,792	6,307	(7.7)	22,365	20,446	(9.4)
Operating Profit	6,669	5,461	22.1	22,289	17,818	25.1
Interest Income	81	121	(33.1)	189	364	(48.1)
Income Before Income Taxes	6,750	5,582	20.9	22,478	18,182	23.6
Income Tax Provision	2,186	1,298	(68.4)	6,534	5,159	(26.7)
Net Income	$4,564	$4,284	6.5%	$15,944	$13,023	22.4%

EARNINGS PER SHARE
Basic	$0.13	$0.11	18.2%	$0.46	$0.34	35.3%
Diluted	$0.13	$0.11	18.2%	$0.46	$0.34	35.3%

AVERAGE SHARES OUTSTANDING
Basic	34,829	38,355		34,898	38,339
Diluted	34,829	38,355		34,898	38,339

Third Quarter 2017 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2017	2016
ASSETS
Cash and cash equivalents	$4,052	$5,182
Marketable securities	3,329	11,516
Accounts receivable, net	7,438	6,040
Inventories	41,442	37,698
Income taxes receivable	995	520
Prepaid expenses and other current assets	1,466	1,734
Total current assets	58,722	62,690
Property, plant and equipment, net	13,742	13,229
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	10,177	30,183
Deferred income taxes	5,481	4,570
Other assets	9,197	9,128
Total assets	$101,092	$123,573

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$8,278	$9,128
Accrued expenses and other liabilities	13,625	11,212
Total current liabilities	21,903	20,340
Long-term pension liabilities	6,466	5,497
Other long-term liabilities	57	68
Total liabilities	28,426	25,905
Common stock	3,478	3,836
Capital in excess of par value	-	5,107
Retained earnings	71,281	90,546
Accumulated other comprehensive loss	(2,093)	(1,821)
Total stockholders' equity	72,666	97,668
Total liabilities and stockholders' equity	$101,092	$123,573